FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	kplath@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL CORPORATION

ANNOUNCES THIRD-QUARTER EARNINGS

WEST POINT, Georgia, July 28, 2003—Charter Financial Corporation (Nasdaq: CHFN) today announced net income for the third quarter ended June 30, 2003 rose to $543,780, or three cents per share, from $193,401, or one cent per share, in the third quarter a year earlier. Net income for the first nine months totaled $1.2 million, or six cents per share, compared with $1.7 million, or nine cents per share, for the first nine months of the prior year. This is the first full quarter of operating results that includes Eagle Bank which was acquired as of February 21, 2003.

At June 30, 2003, the Company had assets of $1.013 billion and loans outstanding of $275.7 million, up from $974.1 million and $259.4 million, respectively, at March 31, 2003. At June 30, 2003, retail deposits totaled $230.4 million, while core deposits increased to $98.6 million at June 30, 2003 from $69.5 million at September 30, 2002. At March 31, 2003, core deposits were $95.6 million. The substantial increase in core deposits resulted from the acquisition of Eagle Bank.

Equity at June 30, 2003 was $227.0 million. Realized stockholders’ equity (stockholders’ equity excluding cumulative comprehensive income, or unrealized gains on securities including Freddie Mac common stock) totaled $84.4 million at June 30, 2003 versus $93.2 million at September 30, 2002 with the difference attributable to the purchase of treasury stock for the Company’s restricted stock program.

During the third quarter of both years, Charter Financial’s net interest income remained at $4.0 million due to margin compression caused by low interest rates. Noninterest income rose to $1.4 million for the quarter from a loss of $707,000 for the comparable quarter in 2002, a $2.1 million increase. The quarter ended June 30, 2002 included a $1.5 million loss on the sale of a WorldCom bond. Deposit fees were up to $383,000 in the quarter from $241,000 and gain on the sale of loans was up to $886,000 from $354,000. Noninterest expense was $4.8 million for the quarter compared with $3.2 million in the year-earlier quarter. Compensation and benefits expense increased to $2.8 million from $1.5 million with stock-based benefits accounting for 42.3 percent of the increase.

In making the announcement Robert L. Johnson, president and chief executive officer, stated, “It is noteworthy to report higher net income for the quarter despite low interest rates, which are compressing our net interest margin. The nationwide high mortgage refinance boom is pushing loan and investment yields down versus the long-term fixed-rate components of our funding that we locked in during the first half of 2001.” Term funding rates were locked in on $127 million of borrowings that average 5.75 percent on rate and have seven-and-a half years left to maturity. While significantly reduced from the March quarter, another factor negatively affecting interest margins is faster amortization of premiums on securities. During the nine months, Charter Financial’s net interest income rose slightly to $11.2 million from $11.1 million in the year-earlier period. Noninterest income in the first nine months rose to $3.7 million from $1.6 million, net of the prior period loss on the corporate bond, due to increased deposit fees and gains on the sale of loans. Noninterest expense was $13.5 million for the first nine months compared with $10.7 million in the similar year-earlier period.

During the quarter, Charter Financial implemented a pilot program of writing covered calls on 250,000 shares of Freddie Mac stock to enhance the yield on Freddie Mac common stock. On a consolidated basis Charter Financial owns 4.66 million shares with a pre-tax unrealized gain of approximately $230.0 million at June 30, 2003. Charter Financial also increased its quarterly cash dividend from 10 cents per share to 20 cents per share.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed reorganization into a mutual holding company structure and related initial public offering of the company’s common stock. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Selected Financial Data

(in thousands except per share data)

	At June 30, 2003	At September 30, 2002
	Unaudited
Total Assets	$1,013,548	$982,561
Loans Receivable, net	275,716	208,654
Mortgage Securities Available for Sale	418,245	455,940
Freddie Mac Common Stock	236,334	260,214
Other Investment Securities	13,182	12,059
Retail Deposits	230,376	173,078
Core Deposits	98,605	69,480
Total Deposits	276,612	210,746
Deferred Income Taxes	87,296	96,040
Borrowings	391,516	410,963
Realized Stockholders Equity*	84,408	93,205
Accumulated Other Comprehensive Income**	142,589	155,961
Total Equity	226,997	249,166
Minority Shares Outstanding	3,681,304	3,963,481
Total Shares Outstanding	19,539,228	19,821,405

  *Includes Common Stock, Treasury Stock, Additional Paid-In Capital, Retained Earnings and Unearned Compensation.

**Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

Selected Operating Data

(in thousands except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
	Unaudited		Unaudited
Total Interest Income	$8,545	$9,381	$25,511	$27,768
Total Interest Expense	4,594	5,352	14,326	16,386
Net Interest Income	3,951	4,029	11,185	11,382
Provision for Loan Losses	0	75	0	250
Net Interest Income after Provision for Loan Losses	3,951	3,954	11,185	11,132
Noninterest Income (Loss)	1,426	(707)	3,655	1,564
Noninterest Expense	4,753	3,168	13,452	10,697
Income before Income Taxes	624	79	1,388	1,999
Income Tax Expense (Benefit)	80	(114)	181	275
Net Income	544	193	1,207	1,724

Earnings per Share	$0.03	$0.01	$0.06	$0.09

	Quarter Ended June 30,		Year-to-Date
Performance Ratios:	2003	2002	2003	2002
	Unaudited		Unaudited
Return on Realized Equity	2.56%	0.85%	1.81%	2.44%
Return on Realized Assets	0.30%	0.11%	0.23%	0.35%
Return on Equity	0.89%	0.29%	0.64%	0.71%
Return on Assets	0.22%	0.08%	0.17%	0.23%
Loan Loss reserve as a % of Nonperforming assets	—	—	137.22%	121.54%
Nonperforming assets to total assets	—	—	0.51%	0.42%
Bank Core Capital Ratio	—	—	8.81%	9.84%